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                                                                     EXHIBIT 3.5

                            ARTICLES OF ORGANIZATION
                                       OF
                                  708 GYM LLC

(Under Section 203 of the New York Limited Liability Company Law)

FIRST:    The name of this limited liability company is: 708 Gym LLC.

SECOND: The county within this state in which the office of the limited liability company is to locate is: New York.

THIRD: The latest date on which the limited liability company is to dissolve is December 31, 2097.

FOURTH: The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is: 88 University Place, 11th Floor, New York, New York 10003.

FIFTH: The effective date of these Articles of Organization is the date of filing.

SIXTH:    This limited liability company is to be managed by its members.

     IN WITNESS WHEREOF, this certificate has been subscribed this 14 day of November, 1997, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.


                                        /s/ Doug Levine
                                        ------------------------------------
                                        Doug Levine, Organizer
                                        88 University Place, 11th Floor
                                        New York, New York 10003
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                                  708 GYM LLC


        UNDER SECTION 203 OF THE NEW YORK LIMITED LIABILITY COMPANY LAW


                                    COUNSEL:
                              PENNIE & EDMONDS LLP
                              3300 HILLVIEW AVENUE
                            PALO ALTO, CA 94304-1203